INTELLIGENT COMMUNICATION ENTERPRISE CORP. COMPLETES REALIGNMENT OF BUSINESS WITH MODIZO

SINGAPORE – (MARKET WIRE) 05/05/11 – Intelligent Communication Enterprise Corporation (OTCBB: ICMC), (www.icecorpasia.com) (ICE Corp) today announced that it has entered into an agreement to sell its mobile messaging business to a group led by Bakel AB of Sweden (Bakel).  ICE Corp sold part of its messaging assets in June 2010, and with this current transaction it will exit the mobile messaging market and focus its attention completely on its celebrity social media platform Modizo and related assets.

ICE Corp’s Board of Directors accepted an offer of $2.37m in cash and 110m shares of ICE Corp’s common stock for its messaging assets in Malaysia and Singapore from a group led by Sweden based Bakel AB a leading investor in mobile solutions in Scandinavia.

“This deal is an exciting development for ICE Corp.  It leaves the company able to fully commit to its Modizo business which has come a long way since its beta launch in September last year.  With the upcoming upgrades to its platform and the related mobile applications, ICE Corp will aggressively pursue its plans for the high potential markets such as China and India where it has already made inroads,” commented Bala Balamurali, CEO of ICE Corp. “We also believe that Bakel is an ideal candidate to lead this acquisition as the added focus on mobile solutions provided by Bakel and its subsidiaries will help generate new growth opportunities for the ICE mobile messaging businesses”, added Mr. Balamurali.

About Intelligent Communication Enterprise

Intelligent Communication Enterprise Corporation (OTCBB: ICMC) offers a range of innovative enterprise and consumer solutions over the mobile phone.  ICE Corp owns and operates the ICEsync platform, which currently hosts Modizo.com the celebrity video blog and the related applications for mobile devices.  Intelligent Communication Enterprise is a Pennsylvania, USA, Corporation, with offices in Singapore and Malaysia.  For more information about ICE Corp. visit http://www.icecorpasia.com.

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CONTACT: Intelligent Communication Enterprise Corporation
contact@icecorpasia.com